Exhibit 5.1

August 12, 2022

Cryptyde, Inc.

200 9th Avenue North, Suite 220

Safety Harbor, Florida 34695

Ladies and Gentlemen:

We have acted as counsel to Cryptyde, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to a total of 71,276,725 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Registration Statement (as defined below) relates to 56,226,410 shares (the “Additional January 2022 Warrant Shares”) issuable upon the exercise of warrants (the “January 2022 Warrants”) as a result of the voluntary adjustment of the conversion price of the January 2022 Note (as defined below) to $1.06 (the “Adjustment”), 15,050,315 shares of Common Stock (the “Additional January 2022 Note Shares”) issuable upon the conversion of a certain note (the “January 2022 Note”) as affected by the Adjustment, all of which are being issued pursuant to that certain Securities Purchase Agreement dated January 26, 2022 (the “Securities Purchase Agreement”) by and among the Company and Hudson Bay Master Fund Ltd. (“Hudson Bay”), as amended by that certain Amendment Agreement dated July 28, 2022 (the “2022 Amendment Agreement”), by and among the Company and Hudson Bay.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set out below, including (i) the registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof; (ii) the prospectus included in the Registration Statement; (iii) the Securities Purchase Agreement and all agreements contemplated therein; (iv) the Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended to date; (v) that certain joint consent of the Board of Directors of the Company and the sole stockholder of the Company dated January 25, 2022, related to approval of the Securities Purchase Agreement, all agreements contemplated therein, and related matters; (vi) that certain written consent of the Board of Directors of the Company dated July 27, 2022, related to the approval of the 2022 Amendment Agreement, all agreements contemplated therein, and related matters; (vii) the January 2022 Warrants; (viii) the January 2022 Note; (ix) the 2022 Amendment Agreement; and (x) the Company’s records and documents, certificates of representatives of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

Haynes and Boone, LLP	2323 Victory Avenue | Suite 700 | Dallas, TX 75219 T: 214.651.5000 | haynesboone.com

Cryptyde, Inc. August 12, 2022 Page 2

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The 56,226,410 Additional January 2022 Warrant Shares to be issued upon the exercise of the January 2022 Warrants as a result of the Adjustment have been duly authorized for issuance by the Board of Directors of the Company and upon issuance thereof in accordance with the terms of the January 2022 Warrants will be validly issued, fully paid and non-assessable.

2. The 15,050,315 Additional January 2022 Note Shares to be issued upon the conversion of the January 2022 Note have been duly authorized for issuance by the Board of Directors of the Company and upon issuance thereof in accordance with the terms of the January 2022 Note, as amended by the 2022 Amendment Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”).

We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinion herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP